Exhibit 99.1

NEWS RELEASE

For More Information Contact:	For Release - October 31, 2006
J. Downey Bridgwater, Chairman, President & Chief Executive Officer, 713-507-2670 Stephen C. Raffaele, Executive Vice President & Chief Financial Officer, 713-507-7408

STERLING BANCSHARES ANNOUNCES THREE-FOR-TWO STOCK SPLIT

*Also Announces Quarterly Cash Dividend of $0.07 Per Share

HOUSTON, TX, October 31, 2006— Sterling Bancshares, Inc. (NASDAQ: SBIB), today announced that its Board of Directors has declared a three-for-two stock split to be effected in the form of a 50% stock dividend on its common stock. Stockholders of record on December 1, 2006, will be entitled to one additional share of common stock for every two shares of the Company’s common stock held on that date. Cash paid in lieu of fractional shares will be based on the average of the high and low bids on the record date, as adjusted for the split.

The payment date for the stock dividend will be December 15, 2006. On or about that date, certificates for the new shares will be mailed to stockholders by the Company’s transfer agent, American Stock Transfer & Trust Company.

The Company had approximately 47,393,000 shares of its common stock outstanding as of September 30, 2006. As a result of the stock dividend, the Company will have approximately 71,089,500 shares of common stock outstanding.

Additionally, the Company’s Board of Directors declared a quarterly cash dividend of $0.07 per share. The $0.07 per share cash dividend will be paid on November 24, 2006, to shareholders of record on November 10, 2006.

About Sterling Bancshares

Sterling Bancshares, Inc., is a Houston-based bank holding company with total assets of $4.3 billion, which operates 45 banking centers in the greater metro areas of Houston, San Antonio, and Dallas, Texas. These cities are the 4th, 7th and 9th largest in the United States, respectively, based on population. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB”.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this release was prepared. The Company does not assume any obligation to update the forward-looking statements. These statements provide our expectations but are not guarantees of future performance. There are several factors, many beyond our control, that could cause our results to differ significantly from expectations including adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of our allowance for credit losses; our ability to maintain or improve loan quality levels and origination volumes and competitive influences on product pricing. Additional factors that could cause actual results or conditions to differ significantly from these forward-looking statements can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s web site (www.sec.gov).

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